Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                      October 25, 2007

AFOP REPORTS 3rd QUARTER 2007 RESULTS
WITH RECORD QUARTERLY REVENUES AND PROFITS

Sunnyvale, CA October 25, 2007 ¡X Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2007.

Revenues for the third quarter of 2007 totaled $9,170,000, a 21% increase from revenues of $7,573,000 recorded in the third quarter of 2006 and 5% increase compared with revenue of $8,701,000 for the second quarter of 2007. The Company recorded net income for the third quarter of 2007 of $1,065,000, or $0.03 per share, significantly improved over $358,000, or $0.01 per share, for the third quarter of 2006. This compares to net income for the second quarter of 2007 of $864,000, or $0.02 per share.

Included in net income for the quarter ended September 30, 2007 was $91,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended September 30, 2006 and the second quarter of 2007 were $83,000 and $103,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, ¡§We are very pleased with the financial performance and progress AFOP made in the quarter ending September 30, 2007. With continued sequential quarterly revenue growth, we delivered record quarterly sales and generated record quarterly profits in the quarter. Both improved considerably compared with the year ago quarter.¡¨

¡§During the quarter, our profit margin improved to 12%, while gross margin remained above 31%. Our balance sheet grew healthier, with 14% lower inventory and higher cash and cash equivalents, which increased by over $2 million in the third quarter of 2007 to over $34 million.¡¨

¡§Looking forward, we are encouraged about market demand, especially in the FTTX sector. As fiscal year 2007 concludes, we expect to deliver a record year for AFOP in both sales and profits. Our annual earnings per share is expected to improve significantly, exceeding the guidance of $0.08 given previously,¡¨ concluded Mr. Chang.

Conference Call Management will host a conference call at 1:30 p.m. Pacific Time on October 25, 2007 to discuss AFOP¡¦s third quarter 2007 financial results. To participate in AFOP¡¦s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 257783. AFOP will also provide a live webcast of its third quarter 2007 conference call at AFOP¡¦s website: www.afop.com. An audio replay will be available until November 1, 2007. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#:257783) are both required for the replay.

About AFOP Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP¡¦s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP¡¦s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to future market demand, including demand in the FTTX sector, future sales growth and profitability, and our expectations regarding year end 2007 results, including our expectations regarding 2007 earnings per share, are forward looking statements within the meaning of the ¡§safe harbor¡¨ provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, order trends and customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP¡¦s quarterly report on Form 10-Q for the quarter ended June 30, 2007. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sep. 30 2007	Dec. 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$34,451	$31,178
Accounts receivable	5,208	4,009
Inventories	4,507	4,465
Other current assets	812	601

Total current assets	44,978	40,253
Property and equipment, net	4,141	4,264
Other assets	282	176

Total assets	$49,401	$44,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,665	$2,950
Accrued expenses and other liabilities	3,471	2,909

Total current liabilities	7,136	5,859
Long-term liabilities	1,018	930

Total liabilities	8,154	6,789
Stockholders' equity	41,247	37,904

Total liabilities and stockholders' equity	$49,401	$44,693

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30 2007	Jun. 30 2007	Sep. 30 2006	Sep. 30 2007	Sep. 30 2006
Revenues	$9,170	$8,701	$7,573	$24,572	$19,046
Cost of revenues	6,291	5,929	5,402	16,822	13,907

Gross profit	2,879	2,772	2,171	7,750	5,139

Operating expenses:
Research and development	876	848	815	2,413	2,282
Sales and marketing	556	634	543	1,759	1,684
General and administrative	817	915	789	2,593	2,272

Total operating expenses	2,249	2,397	2,147	6,765	6,238

Income (loss) from operations	630	375	24	985	(1,099)
Interest and other income, net	435	489	334	1,333	1,103

Net income	$1,065	$864	$358	$2,318	$4

Net income per share:
Basic	$0.03	$0.02	$0.01	$0.06	$0.00
Diluted	$0.02	$0.02	$0.01	$0.05	$0.00

Weighted average shares outstanding:
Basic	40,980	40,825	40,205	40,799	40,023
Diluted	44,929	45,608	43,728	44,747	43,545

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$29	$41	$33	$121	$65
Research and development	13	17	17	50	38
Sales and marketing	9	12	6	33	22
General and administrative	40	33	27	114	67

Total	$91	$103	$83	$318	$192